EXHIBIT 99.2

CHARLES RIVER ASSOCIATES (CRA)

THIRD QUARTER 2011

EARNINGS ANNOUNCEMENT

PREPARED CFO REMARKS

CRA is providing a copy of prepared remarks by CFO Wayne Mackie in combination with its press release. These remarks are offered to provide the investment community with additional information on CRA’s financial results prior to the start of the conference call. As previously announced, the conference call will begin today, October 27, 2011, at 9:00 am ET.  These prepared remarks will not be read on the call.

Please note that this marks the third quarter that we are reporting our results using the Company’s revised fiscal year end, which shifted from the last Saturday in November to the Saturday nearest December 31. Under the new reporting schedule, each year will now have four 13-week quarters, compared with our prior schedule of reporting three 12-week quarters and one 16-week quarter.  It should be noted that we have not recast our previously reported fiscal 2010 results.  This means that our fiscal 2011 quarterly results are not directly comparable to our fiscal 2010 quarterly results.

In addition, all comparisons of Q3 of fiscal 2011 to Q3 of fiscal 2010 are affected by the inclusion of 13 weeks in 2011 versus 16 weeks in 2010.  As a result, our Q3 of fiscal 2011 results reflect a 13-week quarter compared with the 16-week quarter we reported for Q3 of fiscal 2010, so our year-over-year results are not directly comparable.  In today’s press release, we have also provided a sequential comparison to Q2 of this year, which was 13 weeks in length.

Q3 2011 Summary (13-weeks ended October 1, 2011)

•                  Non-GAAP Revenue: $69.4 million

•                  Non-GAAP Net Income: $3.3 million, or $0.31 per diluted share

•                  Non-GAAP Operating Margin: 8.3%

•                  Utilization: 73%

•                  Cash, Cash Equivalents, and Short-term Investments: $54.3 million at October 1, 2011

Revenue

In today’s press release, we reported Q3 GAAP revenue of $71.0 million for the 13-week period ended October 1, 2011, compared with GAAP revenue of $84.6 million for Q3 of fiscal 2010, the 16-week period ended September 3, 2010, and $80.6 million for Q2 of fiscal 2011, the 13-week period ended July 2, 2011.  GAAP revenue for Q3 of fiscal 2011 included $1.6 million from our NeuCo subsidiary.  GAAP revenue for Q3 of fiscal 2010 included $2.2 million from NeuCo and Q2 of fiscal 2011 included $1.1 million.

Excluding NeuCo revenue from all periods, non-GAAP revenue was $69.4 million for Q3 of fiscal 2011 compared with $82.4 million for Q3 of fiscal 2010 and $79.6 million for Q2 of fiscal 2011.

The quarterly year-over-year decline and sequential decrease in non-GAAP revenue are related to:

•                  Weaker results from our Management Consulting business due to project completions and slowdown in activity of several large assignments during the third quarter of fiscal 2011,

•                  Our Litigation business, which delivered a solid performance, consistent with what we saw in the first half of fiscal 2011, was unable to offset the decreased revenue in Management Consulting,

•                  Lower contributions from our international operations, which accounted for 24% of revenue in Q3 of fiscal 2011 vs. 28% in Q3 of fiscal 2010 and 29% in Q2 of fiscal 2011,

•                  The additional 3-weeks of results in Q3 of fiscal 2010 compared to Q3 of fiscal 2011, due to the change in our fiscal year,

•                  Typical third-quarter seasonality when compared with Q2 of fiscal 2011, and

•                  Client reimbursable expenses were $8.7 million for Q3 compared with $10.8 million for Q3 of fiscal 2010 and $11.2 million for Q2 of fiscal 2011.

Utilization

Q3 utilization was 73%.  This compares with 68% in Q3 of fiscal 2010 and 74% in Q2 of fiscal 2011.  The year-over-year increase in utilization is primarily related to:

•                  Revenue growth (on a normalized basis),

•                  Increased activity within our Litigation business, and

•                  The restructurings and cost reduction efforts we have implemented.

Gross Margin

Q3 of fiscal 2011 GAAP gross margin was 34.4%, compared with 35.2% in Q3 of fiscal 2010 and 33.4% in Q2 of this year.  Non-GAAP gross margin for Q3 of fiscal 2011 was 33.3% compared with non-GAAP gross margin of 34.1% in Q3 of fiscal 2010 and 33.0% in the second quarter of this year.  The year-over-year decline in gross margin was primarily driven by our lower revenue and higher compensation costs offset partially by a decrease in client reimbursable expenses.

SG&A Expenses

We continue to focus on tightly managing our SG&A expenses through ongoing productivity improvements and expense reduction initiatives.  For Q3 of fiscal 2011, our SG&A expenses were $17.0 million, or 24.0% of revenue, on a GAAP basis, compared with GAAP SG&A expenses of $22.9 million, or 27.1% of revenue in Q3 of fiscal 2010 and $18.7 million, or 23.2% of revenue in Q2 of this year.

Non-GAAP SG&A expenses — which exclude restructuring charges and NeuCo  — were $16.2 million, or 23.3% of revenue, for Q3 of fiscal 2011, compared with $19.8 million, or 24.0% of revenue, in Q3 of fiscal 2010 and $16.6 million, or 20.8% of revenue, that we reported in Q2 of fiscal 2011.  Although SG&A as a percentage of revenue increased in Q3 compared to Q2 of fiscal 2011 due to lower revenue, we were pleased to reduce our sequential non-GAAP SG&A expenses on an absolute dollar basis by $379,000.  Commissions to non-employee experts, which are included in non-GAAP SG&A, represented 1.6% of revenue in Q3 of fiscal 2011 compared to 2.6% of revenue in Q3 of fiscal 2010 and 1.6% of revenue in Q2 of fiscal 2011.

Depreciation & Amortization

On a non-GAAP basis, depreciation and amortization expense was $1.2 million for Q3 of fiscal 2011, as compared to $1.7 million for Q3 of fiscal 2010 and $1.2 million for Q2 of this year.

Share-Based Compensation Expense

Share-based compensation expense was approximately $1.1 million for Q3 of fiscal 2011, compared with $1.8 million in Q3 of fiscal 2010 and $1.5 million in Q2 of this year.

Operating Income

On a GAAP basis, operating income was $6.2 million, or 8.8% of revenue, in Q3 of fiscal 2011, compared with operating income of $4.9 million, or 5.8% of revenue, in Q3 of  fiscal 2010 and operating income of $7.0 million, or 8.6% of revenue, for Q2 of this year.  Non-GAAP operating income was $5.7 million for Q3 of fiscal 2011, or 8.3% of revenue, compared with $6.6 million, or 8.0% of revenue, for Q3 of fiscal 2010 and $8.5 million, or 10.6% of revenue, for Q2 of this year.  Year-to-date, our non-GAAP operating income stands at 9.7%, which is close to our 2011 target of 10%, and well ahead of the 6.2% we recorded in the first three quarters of fiscal 2010.  Our strong year-to-date operating income performance versus fiscal 2010 reflects:

•                  Revenue growth,

•                  Higher utilization, and

•                  Effective SG&A expense management.

Interest and Other Income (Expense), net

In Q3 of fiscal 2011, interest and other expense was $256,000 on a GAAP basis and $217,000 on a non-GAAP basis.  This is significantly lower than the interest and other expense of $1.1 million on a GAAP basis and non-GAAP basis that we reported in Q3 of fiscal 2010.  For Q2 of fiscal 2011, we reported $206,000 on a GAAP basis and $164,000 on a non-GAAP basis.  The significant reduction in this line item since last year is directly attributable to the repurchases of our convertible bonds.

Income Taxes

The following table outlines our income tax provision recorded and the resulting effective tax rates (in $000):

	GAAP			NON-GAAP
	Q3		YTD Q2	Q3		YTD Q2
	2011	2010	2011	2011	2010	2011
Provision	$2,060	$1,746	$5,731	$2,208	$2,321	$5,996
Effective Tax Rate	34.6%	46.3%	40.3%	40.1%	42.0%	38.5%

Our non-GAAP quarterly effective tax rate has improved compared with the prior year.  The improved tax rate is primarily due to:

•                  Improved year-to-date performance in our overseas operations,

•                  Lower statutory tax rates in certain foreign locations,

•                  The effect of our restructuring efforts during fiscal 2010, and

•                  Overall improved company performance.

Sequentially, the non-GAAP tax rate was slightly higher in Q3 of fiscal 2011 as international contributions accounted for only 24% of total revenue, compared with 29% in the first half of fiscal 2011.

Net Income

GAAP net income for Q3 of fiscal 2011 was $3.7 million, or $0.34 per diluted share, compared with GAAP net income of $2.1 million, or $0.19 per share, for Q3 of last year and GAAP net income for Q2 of this year of $4.3 million, or $0.40 per diluted share.  Excluding NeuCo’s results and adjustments related to restructuring, non-GAAP net income for Q3 of fiscal 2011 was $3.3 million, or $0.31 per diluted share, compared with $3.2 million, or $0.30 per diluted share for Q3 of fiscal 2010 and $5.2 million, or $0.48 per diluted share, for Q2 of this year.

Key Balance Sheet Metrics

Turning to the balance sheet, billed and unbilled receivables at October 1, 2011 were $97.3 million compared with $99.2 million at July 2, 2011 and $88.7 million at April 2, 2011.  Current liabilities at the end of Q3 of fiscal 2011 were $78.4 million compared with $74.1 million at the end of Q2 of fiscal 2011 and $89.5 million at the end of Q1 of fiscal 2011.

Total DSOs in Q3 of fiscal 2011 were 120 days consisting of 70 days of billed and 50 days of unbilled.  This is up from the 105 days we reported in Q2 of this year consisting of 62 days of billed and 43 days of unbilled.  The lower revenue in the third quarter compounded the increase in DSO.  This billing and collection effort is not satisfactory and we have communicated with each of our client-facing consultants who have accounts receivable and unbilled balances that require immediate billing and collection actions.  The initial response from our team has been encouraging and, this focus on billing and collections will continue as we reduce our DSO to an acceptable level during Q4.

Cash and Cash Flow

Cash, cash equivalents, and short-term investments stood at $54.3 million at October 1, 2011, compared with $51.6 million at July 2, 2011 and $81.9 million at April 2, 2011.  The increase in cash and cash equivalents in Q3 of fiscal 2011 resulted from an increase in cash from operating activities of $9.6 million.  In addition, $4.4 million was spent to repurchase approximately 179,000 shares of our common stock.

Our capital expenditures totaled approximately $1.8 million this quarter compared with approximately $2.0 million in Q2 of fiscal 2011, and $1.2 million in Q3 of fiscal 2010.  Our increased capital expenditures during Q2 and Q3 of fiscal 2011 reflect our investment in a new financial system.

This concludes the prepared CFO remarks.

NON-GAAP FINANCIAL MEASURES

In addition to reporting its financial results in accordance with U.S. generally accepted accounting principles, or GAAP, the Company has also provided in these remarks non-GAAP revenue, non-GAAP gross margin, non-GAAP SG&A, non-GAAP operating income, non-GAAP interest and other income, non-GAAP tax provision, non-GAAP net income, and non-GAAP net income per share.  The Company believes the use of non-GAAP measures in addition to GAAP measures is an additional useful method of evaluating its results of operations.  The Company believes that presenting its financial results excluding certain restructuring costs, expenses related to the repurchase of its convertible bonds, and NeuCo’s results is important to investors and management because it is more indicative of its ongoing operating results and financial condition.  These non-GAAP financial measures should be considered in conjunction with, but not as a substitute for, the financial information presented in accordance with GAAP, and the expected results calculated in accordance with GAAP and reconciliations to those expected results should be carefully evaluated.  The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.  Specifically, for the third quarter of fiscal 2011, the Company has excluded NeuCo’s results.  For Q2 of fiscal 2011 and for Q3 of fiscal 2010, the Company has excluded certain restructuring costs and NeuCo’s results.

SAFE HARBOR STATEMENT

Statements in these prepared CFO remarks concerning the future business, operating results, estimated cost savings, and financial condition of the Company and statements using the terms “anticipates,” “believes,” “expects,” “should,” or similar expressions, are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  These statements are based upon management’s current expectations and are subject to a number of factors and uncertainties.  Information contained in these forward-looking statements is inherently uncertain and actual performance and results may differ materially due to many important factors.  Such factors that could cause actual results to differ materially from any forward-looking statements made by the Company include, among others, the Company’s restructuring costs and attributable annual cost savings, changes in the Company’s effective tax rate, share dilution from the Company’s stock-based compensation, dependence on key personnel, attracting and retaining qualified consultants, dependence on outside experts, utilization rates, factors related to its acquisitions, including integration of personnel, clients and offices, and unanticipated expenses and liabilities, the risk of impairment write downs to the Company’s intangible assets, including goodwill, if the Company’s enterprise value declines below certain levels, risks associated with acquisitions it may make in the future, risks inherent in international operations, the performance of NeuCo, changes in accounting standards, rules and regulations, changes in the law that affect the Company’s practice areas, management of new offices, the potential loss of clients, the ability of customers to terminate the Company’s engagements on short notice, dependence on the growth of the Company’s management consulting practice, the unpredictable nature of litigation-related projects, the ability of the Company to integrate successfully new consultants into its practice, general economic conditions, intense competition, risks inherent in litigation, and professional liability.  Further information on these and other potential factors that could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission.  The Company cannot guarantee any future results, levels of activity, performance or achievement.  The Company undertakes no obligation to update any of its forward-looking statements after the date of these remarks.